Exhibit 10.1

PURCHASE CONTRACT

TO PURCHASE PERSONAL PROPERTY

DATE:	8/18/2016

SALE:	Esteban Coaloa, 100% Member of Zinnia Investments, LLC agrees to sell his respective membership interest in Zinnia Investments, LLC, a Wyoming Limited Liability Company, (“ZI”), 205 S. Beverly Drive, Suite 205, Beverly Hills, CA 90212 to Hubilu Venture Corporation, 205 S. Beverly Drive, Suite 205, Beverly Hills, CA 90212. Included in the sale is the 100% ownership interest that Zinnia Investments, LLC owns of the property at 2909 S. Catalina Street, Los Angeles, CA 90007 (“property”) Price is $925,000.00, based on the following terms:

TERMS:	Hubilu agrees to secure Esteban Coaloa by recording a $655,000 AITD and Note at 6% interest only, $145,000 due in 1 year, balance due in 2 years. AITD to be secured by property. After the $145,000 is paid off, interest rate on the balance to decrease to greater of 3.5% principal & interest (‘P&I”) or 11th District COFI plus 2.8% P&I, rounded up to the nearest 0.125%, adjusted every 6 months starting the 1st of month 6 following the $145,000 payoff, and adjusting every 6 months thereafter. Rate can never be greater than 9.00%. In addition, Esteban Coaloa is to receive $270,000 in convertible preferred stock at $1.00 per share, convertible to common stock of Hubilu Venture Corporation at lesser of $0.50c per share or a 10% discount to the average closing price of the common for the 5 days prior to the date of conversion; 5% dividend PIK.

CLOSING:	Sale to close within 7 business day after verification of all property documentation by buyer’s auditor.

TERMS:	Due Diligence is subject to verification of title, rental income and satisfaction of audited results. Escrow Company to be Wilshire Escrow. Esteban Coaloa to indemnify Hubilu Venture Corporation of any liability with respect to Zinnia Investments, LLC and its assets prior to closing escrow. Each party to pay its own respective closing costs. Escrow fee is paid 50/50.

/s/ David Behrend	8/18/16	/s/ Esteban Coaloa	8/18/16
David Behrend, CEO	Date:	Esteban Coaloa, Manager	Date:
Hubilu Venture Corporation		Zinnia Investments, LLC

/s/ Esteban Coaloa	8/18/16
Esteban Coaloa	Date: